Exhibit 99.1

    Contango Announces Freeport LNG Agreement with ConocoPhillips

    HOUSTON--(BUSINESS WIRE)--Dec. 21, 2003--Contango Oil & Gas Company (AMEX: MCF) today announced the signing of an agreement between ConocoPhillips (NYSE: COP) and Freeport LNG Development, L.P. (Freeport LNG), a partnership in which Contango has a 10% limited partner interest. Under the agreement, ConocoPhillips will participate in Freeport LNG's project to build a liquefied natural gas (LNG) receiving terminal on Quintana Island, near Freeport, Texas. ConocoPhillips will acquire one billion cubic feet (Bcf) per day of capacity in the terminal for its use, obtain 50% interest in the general partner of Freeport LNG, and provide construction funding presently estimated at $400-450 million.
    The management of Freeport LNG will remain in place and be responsible for all commercial activities and customer interface for the remaining capacity in the facility. ConocoPhillips will be primarily responsible for the management of construction and operation of the facility. The transaction calls for ConocoPhillips, as a user of the facility, to pay its proportionate share of operating expenses and fuel costs, a throughput fee of $0.05 per Mcf, and all amounts necessary to amortize the construction funding. In addition, ConocoPhillips will pay a non-refundable capacity reservation fee of $10 million, expected to be received by Freeport LNG in January 2004. The transaction is expected to close in the spring of 2004, subject to completion of remaining documentation and satisfaction of closing conditions.
    The Freeport LNG terminal will be designed with storage capacity of 6.9 Bcf and send-out capacity of 1.5 Bcf per day. Natural gas will be transported through a 9.4-mile pipeline to Stratton Ridge, Texas, which is a major point of interconnection with the Texas intrastate gas pipeline system. The Freeport LNG terminal is being developed in response to the growing need for new natural gas supplies for commercial, industrial and residential consumers in Texas.
    Approval from the Federal Energy Regulatory Commission (FERC) is expected in the first quarter of 2004, with all other necessary federal, state and local approvals shortly thereafter. The project front-end engineering and design study will be completed in January 2004. Construction is scheduled to begin in the second half of 2004, with commercial startup in mid-2007.
    "This significant step in our LNG import and regasification development effort provides a near-term opportunity to serve the growing U.S. natural gas market," said Jim McColgin, ConocoPhillips Vice President of Exploration and Business Development. "We look forward to expanding local relationships and working closely with our co-venturers and stakeholders to continue to be a good neighbor through this project."
    "This unprecedented LNG terminal transaction brings certainty to our project," said Michael S. Smith, Freeport LNG Development Chairman and Chief Executive Officer. "Combined with our previously announced agreement with the Dow Chemical Company, we will be able to commence construction on the first new LNG regasification facility in the United States in more than two decades with up to 100% of our capacity committed as soon as we receive FERC approval."
    Kenneth R Peak, Contango's Chairman and Chief Executive Officer said, "We are extremely pleased to have ConocoPhillips as a co-venturer in our Freeport LNG project. The importance of importing LNG is highlighted by the fact that natural gas futures are currently trading above $7.00 per MMBtu, even though the winter has not yet been particularly cold. The surrounding Houston petrochemical complex is a major consumer of natural gas, and our Freeport plant is well positioned to serve this market."
    Mr. Peak continued, "In addition to our Freeport LNG project, Contango has 4,000 blocks of 3-D seismic in the Gulf of Mexico, a state-of-the-art reprocessing center and is actively pursuing deep shelf and deep water Gulf of Mexico natural gas prospects. In addition, we currently have five south Texas onshore natural gas plays. We are currently drilling two exploration wells in south Texas and expect to fracture stimulate a third exploration well around year-end. Our 33.3%-owned subsidiary Republic Exploration LLC is being carried on a deep shelf prospect on Vermilion 73. As a result of our recent property sales and equity financing, we expect to have approximately $20 million of available bank debt capacity at December 31, 2003. This capital will be available to develop any onshore discoveries as well as fund additional exploration prospects."
    Freeport LNG Development, L.P. is a Delaware limited partnership whose sole general partner is currently owned 100% by Michael S. Smith. Other limited partners are Michael S. Smith, 60 %; Cheniere Energy, 30%; and Contango Oil & Gas, 10%.
    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in a proposed LNG terminal in Freeport, Texas. Additional information can be found on our web page at www.mcfx.biz.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.mcfx.biz